EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is dated as of the 7th day of April 2010, by and between CONSOLIDATION SERVICES, INC., a Delaware corporation (the “Company”) and Gary D. Kucher (the “Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be bound legally, to the Agreement as follows:

1.  Employment.

(a)
The Company agrees to employ Executive as President for the period commencing on April 1, 2010, through April 1, 2011 (the “Primary Term”), unless Executive’s employment under this Agreement is terminated or extended pursuant to Paragraphs 10, 11 or 12 of this Agreement.

(b)
Duties.  During the Term, Executive shall serve as the President of the Corporation and shall report to the Chairman of the Board of Directors of the Corporation.  If requested by the Chairman of the Board of Directors of the Corporation, Executive shall also serve, without additional compensation, as an officer or director of any subsidiary, affiliate or joint venture of the Corporation. Executive shall perform such duties and services as are incidental to the positions he holds or as he may, from time to time, be requested to hold by the Chairman of the Board of Directors of the Corporation.  The Executive will devote a requisite amount of his time, attention, skill, and energy to the business of the Corporation, and will use his best efforts to promote the success of the Corporation’s business, and will cooperate fully in the advancement of the best interests of the Corporation.  Nothing in this Agreement, however, will prevent the Executive from engaging in additional business activities, personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement.

(c)
Executive’s Primary Office.  Executive’s primary office location shall be in Las Vegas, Nevada.  Executive shall also be authorized to work from a Company-supported office at Executive’s residence or other facility.

2.  Compensation.

(a)	Base Salary. Executive shall be paid a base salary during Executive’s employment under this Agreement, on the same payroll cycle as senior executives and officers of the Company, as follows:

(i)	from April 1, 2010 through June 30, 2010, at a monthly rate of Seven Thousand Five Hundred Dollars ($7,500); and

(ii)	from and after July 1, 2010, at monthly rate of Twenty Thousand

(iii)
Dollars ($20,000), subject to annual increases consistent with Company policy applicable to other senior executives and officers and approval by the Board of Directors.  Said increases shall not be less than the Consumer Price Index (CPI) applied to the base and subsequent annual rates.  As part of Executive’s compensation, Executive shall be eligible for annual bonus compensation (“bonus”) of 25% of Executive’s then existing base salary, for the first year of employment, and for each subsequent year of employment as more fully described in Paragraph 2(b).  Finally, Executive shall be granted stock and/or stock options as more fully described in Paragraph 3.

(b)
Bonus Compensation Criteria.  In addition to the Base Salary provided for above, Company shall pay to Executive as a bonus twenty-five percent (25%) of Executive’s annual Base Salary if during any year that executive is employed, any of the following occurs:

i.	The Company posts annual gross revenues on a consolidated basis of at least $5,000,000;
ii.	The Company’s EBITA, including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any year is at least $1,000,000; or
iii.	The completion of annual funding, including equity and debt, of at least $3,000,000.

Executive shall be eligible for the bonus for each year he is employed under this Agreement, including extensions, or renewals beyond the Primary Term.  The bonus calculation shall be made no later than December 31, 2010, and each December 31 for each subsequent year.  The bonus payments shall be paid in a lump sum on January 5, 2011, and each January 5 thereafter, unless otherwise agreed to in writing by the parties.  The criteria set forth in this paragraph will be used for determining bonus eligibility each year Executive is employed by the Company.

3. Equity Participation.

(a)
Stock Grant.  On May 1, 2010 Executive shall receive stock equal to one and one half percent (1.5%) of the Company’s then outstanding shares, computed on a fully diluted basis, at no cost to Executive (“Stock Grant 1”). On September 1, 2010 Executive shall receive stock equal to one and one half percent (1.5%) of the Company’s then outstanding shares, computed on a fully diluted basis, at no cost to Executive (“Stock Grant 2”).

4. Benefits.

Executive shall be eligible to participate in any benefit plan made generally available to senior executives and officers of the Company, which may be in effect at any time or from time to time during the Executive’s employment under this Agreement, subject to the amendment or termination of any such plan or benefit.  Notwithstanding the preceding, the Company agrees to have in place on the 1st day of the month following the initial month of Executive’s employment, a hospitalization plan, medical and dental service plan and disability plan.  The Company’s hospitalization plan and medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Executive’s dependents, including his spouse and eligible dependents.  Prior to such time as the Executive becomes eligible for coverage under the Company’s group health insurance plan, the Company shall make the payments necessary to permit the Executive to continue group health insurance coverage for the Executive and his eligible dependents under his existing coverage and to continue his current disability policy until coverage under the Company’s disability policy begins.  Medical expenses not covered by insurance shall be paid by the Company.

Executive, at his option, may decline to participate in the Company’s medical, dental and disability plans.  In lieu thereof, the Company will pay Executive $1200.00 per month as a benefit reimbursement.

Executive shall be eligible to participate in the Company’s pension and profit sharing plan on the same basis as other senior executives and officers.

5. Business Expense Reimbursement.

Upon presentation of receipts by Executive, the Company shall, within five (5) business days, reimburse Executive for all reasonable travel, entertainment and other similar business expenses incurred by him in the performance of his duties hereunder.  The Company will reimburse Executive for all reasonable expenses incurred by Executive in equipping, maintaining and operating a phone, fax, high speed internet access and computer for the equivalent of an at-home office in a location designated by Executive.

6.  Company Credit Card.

The Company shall provide Executive with a Company credit or debit card for business related expenses.

7.   Signing Bonus.

As additional consideration for entering into Agreement with the Company and to assist Executive with any transition costs, Company shall pay Executive a one time payment of $5,000 due immediately upon execution of the Agreement.

8.  Travel Expenses.

The Company shall reimburse Executive for all travel expenses incurred during business related travel.

9.  Left Intentionally Blank

10.  Termination of Employment.

(a)	By Company. Notwithstanding Section 1(a) of this Agreement, the Executive’s employment hereunder may be terminated by the Company, prior to the expiration of the Term of this Agreement, as follows:

i.	Automatically, upon the death of the Executive.

ii.	On the date on which the Company notifies the Executive of the termination of his employment for Cause. For purposes of this Agreement “Cause” shall mean:

(1)
Habitual neglect or insubordination (defined as a refusal to execute or carry out lawful and prudent directions from the Board) where Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and Executive has failed to cure such conduct, within thirty (30) days following notice;

(2)	Participation in any fraud against the Company.

iii.	At the Company’s discretion without Cause.

(b)	By Executive. Notwithstanding Section 1(a) of this Agreement, Executive may terminate the employment relationship prior to the expiration of the Term of this Agreement, as follows:

i.	By first giving the Company three (3) months’ advance notice of his intention to terminate his employment; or

ii.	In the event of a material breach of the Agreement or the employment relationship by the Company, Executive may terminate the Agreement without advance notice.

11. Consequences of Termination.

(a)
Following the termination of executive’s employment pursuant to Paragraph 10(a) ii., above, the Company shall have no further obligation to the Executive, except the Company shall be obligated to the Executive for any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(b)
In the event Executive’s employment is terminated due to his death, the Company shall pay to Executive’s legal representatives, wife or named beneficiaries (as Executive may designate from time to time in a notice to the Company) the Executive’s base salary for the remainder of the calendar year in which his death occurs but in no event less than six (6) months of the then-current base salary plus any benefits under the Bonus Compensation and/or Equity Participation for which the Executive is eligible pursuant to Paragraphs 2 and 3 above.

(c)	If Executive is terminated without cause, the Company shall be obligated to pay Executive a lump sum severance amount equal to Executive’s base salary for twelve (12) months.

(d)
If Executive gives notice of termination of this Agreement under Section 10(b)i. or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Company may, in its sole discretion and subject to its other obligations under this Agreement, relieve Executive of his duties under this Agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.  The Company shall be required to pay Executive all compensation and benefits due under this Agreement including bonuses and incentives through the date of termination.

(e)
For any employment separation, voluntary or involuntary, the Company shall reimburse the Executive for all reasonable expenses Executive incurred in connection with his employment and supported by receipts submitted to the company within thirty (30) days of the date of separation.

12. Expiration and Renewal.

Unless notice of termination is provided in accordance with Paragraphs 10(a)iii. Or 10(b) i., this Agreement shall continue from year to year upon expiration of the Primary Term.  Nothing shall preclude the parties from extending the Agreement for a longer period provided that it is acknowledged by written document signed by both parties.

13.  Assignment of Rights.

The Company may assign all of its rights and obligations under this Agreement to any person or entity acquiring the principal assets used and useful in the operation of the Company provided such entity is financially able to honor the obligations to the Executive under the terms of this Agreement, and the Company has secured the written consent of Executive.

This Agreement shall not be terminated by Company’s voluntary or involuntary dissolution or by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company’s assets.  In the event of any such merger or transfer of assets, where the Executive has provided his written consent, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which assets shall be transferred.  The Company shall require a purchaser, buyer or assignee to fully assume the Company’s obligations set forth herein prior to the purchase or assignment.

14.   Left Intentionally Blank

15. Representations and Warranties.

The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company, is the legal obligation of the Company and is enforceable as to the Company in accordance with its terms.

16.  Governing Law.

This Agreement has been executed by the Executive in the State of California and shall be construed in accordance with and shall be governed by, the laws of the State of California without giving effect to rules governing conflicts of law.

17.  Entire Agreement.

This Employment Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereto except as otherwise referred to herein, and supersedes any prior employment agreement between the parties, whether written or oral.  Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing, signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.  To the extent any employee handbook or similar policies of the Company are inconsistent with the Agreement, this Agreement shall control and govern.

18.  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute a single instrument.

19.  Provisions Schedule.

To the extent any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby but shall remain in full force and effect.

20.  Headings.

The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

21.  Notices.

Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt (as shown on the return receipt) if mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the following persons at the following addresses, or to such other person or other addressed to the following persons at the following addresses, or to such other person or other addresses as either party may designate by notice in writing to the other party to this Agreement.

(a) To the Executive:	GARY D. KUCHER
c/o Gallagher, Briody & Butler
155 Village Boulevard, 2nd Floor
Princeton, NJ 08540

(b) To the Company:	CONSOLIDATION SERVICES, INC.
375 North Stephanie Street
Suite 1411
Henderson, NV 89014

With a copy to:	Leland Energy
261 S. Robertson Blvd.
Suite 200
Beverly Hills, CA 90211

22.  Hold Harmless and Indemnity.

The Company shall hold harmless and indemnify Executive against any and all expenses (including attorney’s fees), costs, judgments, fines, penalties, settlements and other amounts incurred by, or assessed against, Executive in connection with the acts or omissions of Executive wherein Executive acted in the course and scope of his employment with Company, in good faith and in a manner he reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful.  No determination in any proceeding against Executive by judgment, order, settlement (with or without court approval) or conviction or upon a plea of nolo contendere (no contest) or its equivalent, shall create a presumption that Executive did not act in good faith, in the course and scope of his employment and in a manner which he reasonably believed to be in the best interests of the Company, or, with respect to any criminal action or proceeding, that Executive has reasonable cause to believe that his conduct was unlawful.  This hold harmless and indemnity shall be in addition to any and all rights offered to Executive by statute or other law.

23.  Indemnity Insurance.

The Company shall, as further consideration for this Agreement, obtain and maintain directors and officer’s liability coverage naming Executive as an insured for acts and events occurring during the term of this Agreement.  The director’s and officer’s insurance coverage shall be no less than $3,000,000.00 per claim and $5,000,000.00 annual aggregate, or in an amount otherwise agreed to in writing by the Executive and Company.

24.  Agreement to Arbitrate.

Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Employment Arbitration rules of the American Arbitration Association, or any arbitral forum mutually agreed to in writing by the parties.  The arbitrator shall issue a written decision that will provide for any and all damages otherwise available in a court of law.  Judgment on the award rendered by arbitrator may be entered in any court having jurisdiction.

There shall be one arbitrator selected by the parties.  The Company shall pay all fees and costs associated with the arbitration, including the attorney’s fees and costs of Executive should the arbitrator conclude that the Company breached the Agreement in any respect, or Executive is awarded any money, benefits or damages as a result of the arbitration.

This Agreement does not create, and shall not be construed as creating any rights enforceable by any person not a party to this Agreement, other than as provided in Paragraph 13, assignment of rights.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

CONSOLIDATION SERVICES, INC.

By: /s/ Stephen M. Thompson
Stephen M. Thompson,
CEO & Chairman of the Board

Dated: April 1, 2010

GARY D. KUCHER

/s/ Gary D. Kucher

Dated: April 7, 2010